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                                                                   EXHIBIT 10.13

                             THE RAYMOND CORPORATION

                         1970 DEFERRED COMPENSATION PLAN

                        Restated as of September 1, 1994

                        As Amended through March 24, 1997

                                 1.0 BACKGROUND

1.1      Introduction

         The Raymond Corporation 1970 Deferred Compensation Plan ("Plan") provides the opportunity for Outside Directors ("Director") to defer all or part of their fees and key employees to defer part of their salary and/or bonus ("Compensation") payable by The Raymond Corporation or its subsidiaries ("Company") to future years as part of their financial planning.

                             2.0 EXPLANATION OF PLAN

2.1      Effective Date

         The Plan originally was effective November 1, 1970, and has been subsequently amended several times. This Restated Plan will be effective as of September 1, 1994.

2.2      Eligibility

         The Plan is available (a) to Directors of the Company and (b) to officers and employees of the Company who are designated as eligible by the Deferred Compensation Committee described in Section 3.4 ("Committee"). Employees who are also members of the Board of Directors of the Company ("Board") shall for the purposes of this Plan not be included in the term "Director" when used separately.

2.3      Interest in the Plan; Deferred Compensation Account

         For each eligible person who elects to defer Compensation earned during a year ("Participant"), separate Deferred Compensation Accounts shall be established for that year for each type of Compensation deferred. A Participant's interest in the Plan shall be the Participant's right to receive payments under the terms of the Plan. A Participant's payments from the Plan shall be based upon the value attributable to the Participant's Deferred Compensation Accounts, which on a particular date is equal to the amount credited to that Account.

2.4      Amount of Deferral

         (a) An employee may elect to defer receipt of up to one half of his or her Compensation in increments of $1,000. A Director may elect to defer any amount or kind of Directors' fees, however described, without limitation.


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         (b)    Notwithstanding Section 2.4(a), Compensation shall not be
                deferred to the extent that a Participant's salary currently payable would be less than the Social Security wage base in effect for that year.

2.5      Time of Election of Deferral

         (a) An election to defer Compensation must be made before the Compensation is earned. In the case of salary, bonus and Directors' fees, the election to defer must be made prior to the year in which the salary, bonus or Directors' fees will be earned.

        (b) Once made, an election to defer for a particular year is irrevocable.

2.6      Accounts and Investments

         (a) The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company but shall be subject to the claims of the creditors of the Company against the general assets of the Company.

         (b) The amount of Compensation deferred will be credited to the Participant's Deferred Compensation Account as soon as practical after the Compensation would have been paid had there been no election to defer. At the end of each quarter the cash portion of the Account shall be credited with assumed interest earnings at the monthly average bank "prime rate" as reported in The Wall Street Journal for each month in the quarter, compounded quarterly ("Interest Fund").

2.7      Reinvestment of Income

         Income that is deemed to be earned in the Interest Fund and any cash dividends on deferred stock shall be deemed reinvested in the Interest Fund.

2.8      Payment of Deferred Compensation

         (a) No withdrawal may be made from the Participant's Deferred Compensation Accounts except as provided in this Section.

         (b) At the time the election to defer is made, the Participant shall choose the date on which payment of the resulting value in the Deferred Compensation Account is to commence, which date shall be either April 1 or October 1 of the year specified by the Participant ("Payment Commencement Date"). In the case of Director Participants, the Payment Commencement Date shall be no later than the first day of the month following the Participant's retirement from the Board. In the case of key employee Participants, the Payment Commencement Date shall be no later than October 1 of the year following the year during which the key employee becomes 65 years of age.

         (c) At the time the election to defer is made, the Participant may choose to receive payments either (i) in a lump sum, or (ii) in up to ten annual installments (which may be payable monthly).
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                The method of paying a Deferred Compensation Account of a
                Participant shall be called the "Method of Payment." The amount of any payment under the Plan shall be the value attributable to the Deferred Compensation Account on the last day of the month preceding the month of the payment date, divided by the number of payments remaining to be made including the payment for which the amount is being determined.

        (d) In the event of a Participant's death or total disability before the Participant has received all of the Participant's Deferred Compensation Accounts, the value of or shares held in the Accounts (excluding the amount being paid in installments described in the following sentence) shall be paid either (i) in a lump sum, or (ii) in two to ten annual installments commencing on the first day of April of the year following the Participant's death or total disability, as Participant at the time of deferral may elect. If Participant is receiving installment payments from a Deferred Compensation Account at the time of death or total disability, the balance in that Account shall be paid to Participant's designated beneficiary or to Participant over the installments remaining to be paid.

         (e) A Participant may not change the Payment Commencement Date or Method of Payment for a Deferred Compensation Account after an election has been made. This shall not prevent the Participant from choosing a different Payment Commencement Date and/or Method of Payment for amounts to be deferred in subsequent years.

        (f) Notwithstanding any Payment Commencement Date or Method of Payment selected by a Participant, if the Participant's employment with the Company terminates other than by reason of
                (i) retirement pursuant to a retirement plan of the Company including retirement from the Board pursuant to Company policy,
                (ii) the Participant's death, or (iii) the Participant's total disability, then payment will be made to the Participant in a lump sum or in the number of annual installments previously selected by the Participant, as the Committee in its discretion shall decide. In either case, the Payment Commencement Date shall be the first day of April or October of the year of termination or of the year following the year of termination, whichever is selected by the Committee.

        (g) If, in the discretion of the Committee, the Participant has a need for funds due to an unforeseeable emergency which is caused by an event beyond the Participant's control and that would result in a financial hardship if the Participant were not permitted to withdraw, a payment may be made to the Participant from his or her Deferred Compensation Accounts at a date earlier than the Payment Commencement Date. A payment based upon financial hardship cannot exceed the amount required to meet the immediate financial need created by the hardship. The Participant requesting a hardship payment must supply the Committee with a statement indicating the nature of the need that created a financial hardship, the fact that all other reasonably available resources are insufficient to meet the need, and any other information which the Committee decides is necessary to evaluate whether a financial hardship exists.


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         (h)    Payments from the Plan shall be in cash except that shares deferred by Director Participants shall be distributed and not converted to cash.

         (i) All payments made by the Company shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.

2.9      Manner of Electing Deferral and Payment Options

         (a) In order to make any elections or choices permitted hereunder, the Participant must give written notice to the Committee. A notice electing to defer Compensation shall specify:

                (i) the percentage or amount and type of Compensation to be deferred;

                (ii) the Method of Payment and the Method of Payment to the Participant or the Participant's designated beneficiary in the event of the Participant's total disability or death; and

                (iii)    the Payment Commencement Date.

         (b) Unless a longer period has been specified by a Participant, an election by a Participant to defer Compensation (including the selection of a Payment Commencement Date and Method of Payment) shall apply only to Compensation deferred in the calendar year for which the election is effective.

         (c) Prior to the commencement of each calendar year, the Company will provide election forms to permit Participants to defer Compensation to be earned during that or other ensuing calendar years.

2.10     Change in Control

         Notwithstanding anything to the contrary in the Plan, no later than 30 days after a Change in Control (as hereinafter defined), Raymond shall contribute assets in an amount equal to all amounts deferred under the Plan to a grantor trust of which Raymond shall be the grantor, and the Board shall not amend, suspend or discontinue any Deferred Compensation Account under the Plan without the express written consent of the affected Participants. As used in this Plan, "Change of Control" shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which serves similar purposes; provided that, without limitation, such a Change of Control shall be deemed to have occurred if and when:


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         (a)    any "person" (as such term is used in Sections 13(d) and
                14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; or

         (b) individuals who on March 24, 1997 constituted the Board (together with any new directors whose election by such Board, or whose nomination for election by the shareholders of the Company, was approved by a vote of a majority of the directors of the Company then still in office who were either directors on March 24, 1997 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

         (c) the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

         (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         Notwithstanding anything to the contrary in the Plan, with respect to any Participant who is a Director and who is not re-elected to the Board as the result of an actual or threatened proxy contest, Raymond shall contribute (no later than 30 days after the date on which such Participant is not re-elected to the Board) assets in an amount equal to all amounts deferred under the Plan by such Participant to a grantor trust of which Raymond shall be the grantor, and the Board shall not amend, suspend or discontinue the Plan in any manner that would affect such Participant without the express written consent of such Participant.

                         3.0 ADMINISTRATION OF THE PLAN

3.1      Statement of Account

         Statements setting forth the value of the Participant's Deferred Compensation Accounts will be sent to each Participant quarterly or more often as the Committee may elect.


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3.2      Assignability

         No right to receive payments hereunder may be transferred, assigned, or pledged by a Participant, except for transfers by will or by the laws of descent and distribution.

3.3      Business Days

         In the event any date specified herein falls on a Saturday, Sunday, or legal holiday, such date shall be deemed to refer to the next business day thereafter.

3.4      Administration

         This Plan shall be administered by the Administration Committee, which shall consist of four employees of the Company appointed by the Board. The Committee shall have the authority to adopt rules and regulations for carrying out the Plan, and interpret, construe and implement the provisions of the Plan. The decisions of the Committee shall be final and binding on the Participants.

3.5      Amendment

         This Plan may at any time and from time to time be amended or terminated by the Board. No amendment or termination shall, without the consent of a Participant, adversely affect such Participant's interest in the Plan.

3.6      Liability

         (a) Except in the case of willful misconduct, no director or employee of the Company shall be personally liable for any act done or omitted to be done by such person with respect to this Plan.

         (b) The Company shall indemnify, to the fullest extent permitted by law, members of the Committee and directors and employees of the Company, both past and present to whom are or were delegated duties, responsibilities and authority with respect to the Plan, against any and all claims, losses, liabilities, fines, penalties and expenses (including, but not limited to, all legal fees relating thereto), reasonably incurred by or imposed upon such persons, arising out of any act or omission in connection with the operation and administration of the Plan, other than willful misconduct.